                     ASSUMPTION AND ADMINISTRATION AGREEMENT


                                  By and Among
                       Wellmark Community Insurance, Inc.
                               An Iowa Corporation


                                       as
                                 Ceding Company


                                       and


                                 Wellmark, Inc.,
                               An Iowa Corporation


                                       and


                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN
                             a Wisconsin Corporation


                                       and


                       UNITED WISCONSIN INSURANCE COMPANY


                                       as
                                Assuming Company

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SCHEDULES

I.B.       Assumed Policies

XVI.B.     Madison, Wisconsin Employees

XVI.C.     Madison, Wisconsin Office Equipment

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                     ASSUMPTION AND ADMINISTRATION AGREEMENT

           This Assumption and Administration Agreement ("Agreement") is made as of this 27th day of April 2000, by and between Wellmark, Inc., an Iowa corporation, ("Wellmark"), Wellmark Community Insurance, Inc., an Iowa corporation, (the "Ceding Company"), with their corporate offices at 636 Grand Avenue, Des Moines, Iowa 50309 and Blue Cross & Blue Shield United of Wisconsin, a Wisconsin insurance corporation, and United Wisconsin Insurance Company (collectively referred to herein as the "Assuming Company"), with their corporate offices at 401 West Michigan Street, Milwaukee, Wisconsin 53203.

                                    RECITALS

           WHEREAS, the Ceding Company writes health and dental insurance products in Wisconsin (the "Assumed Policies" as defined further hereinafter);

           WHEREAS, the Ceding Company desires to cede the liability for one hundred percent (100%) of the losses and other liabilities arising under the Assumed Policies, on and following June 1, 2000, (the "Effective Date"), to the Assuming Company; and

           WHEREAS, Blue Cross & Blue Shield United of Wisconsin desires to assume the Ceding Company's liabilities under the Assumed Policies, other than Medicare Supplement Insurance Policies, which United Wisconsin Insurance Company desires to assume, on and after the Effective Date.

           NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

                               I.  BUSINESS COVERED

           A. Subject to the terms, conditions, and limitations set forth herein, the Assuming Company agrees to assume, reinsure and indemnify the Ceding Company for one hundred percent (100%) of each Loss Incurred and all other liabilities arising under the Assumed Policies on or after the Effective Date ("Covered Loss"). The Ceding Company shall be solely liable for any Loss Incurred prior to the Effective Date.

           B. The term "Assumed Policies" shall mean all policies, contracts, certificates, and other obligations of health and dental insurance, which are or were issued by the Ceding Company in Wisconsin, and which are in force as of the Effective Date, including the following:


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

                      1. Group health and dental insurance policies issued to the Wisconsin Farm Bureau Federation, including the Master Policy/Agreement effective February 1, 1995.

                      2. Group health insurance policies covering members of the Rural Mutual home office, agents, and board of directors groups.

                      3.  Small employer group health and dental
                          insurance policies.

                      4.  Conversion policies issued under the above.

                      5. Individual plans reported under the Wisconsin Farm Bureau Member Health Plan.

                      6.  Medicare Supplement insurance policies.

           C. The Assuming Company shall be responsible for the following liabilities, all of which are solely attributable to premium earned under the Assumed Policies after the Effective Date: (1) liability for premium taxes; (2) liability for assessments in connection with the participation by the Ceding Company or the Assuming Company, whether voluntary or involuntary, in any guaranty fund, insolvency fund, plan, pool, association or other similar fund or association; (3) liability for returns, collection, or refunds of premium; and
(4) liability for all commissions (together, "Ancillary Liabilities"). To the extent that the Ceding Company incurs any Ancillary Liabilities, the Assuming Company shall reimburse it for the same.

           D. A loss is deemed incurred ("Loss Incurred") at the time and date of the provision of medical services and/or the incurrence of an expense arising from a covered service under an Assumed Policy.

                       II.  CLOSING DATE, EFFECTIVE DATE,
                        AND ADMINISTRATION TRANSFER DATE

           The Assuming Company shall assume the financial obligations for all the Assumed Policies at 12:01 a.m., Central Time, on June 1, 2000, the Effective Date. The Assuming Company shall assume the administration of the Assumed Policies on August 1, 2000, or on such later date as the parties mutually agree is reasonable and necessary to assure an orderly transition of the business with the least customer disruption possible, provided that the parties will use mutual best efforts to transfer administration by no later than October 1, 2000 (the "Administration Transfer Date"). On April 27, 2000, (the "Closing Date"), this Agreement shall be executed by the parties and shall continue in effect until terminated (i) by the mutual agreement of the parties hereto; (ii) by either party hereto upon the failure of the other party to cure any material breach hereof within fifteen (15) days following written notice given as provided in Paragraph I of Article XVIII hereof; or (iii) upon the insolvency of either party hereto, subject in all events to Article XIV hereof (the "Termination Date"). Following the

Termination Date, the Ceding Company shall remain liable for any Loss Incurred during the term of this Agreement.

                                 III.  TERRITORY

           This Agreement applies to all the Assumed Policies set forth on
Schedule I.B. issued by the Ceding Company in Wisconsin and in force as of the Effective Date.

                                IV.  CONSIDERATION

           As consideration for the Assignment of the Assumed Policies, Assuming Company shall pay Ceding Company the following sums by confirmed wire transfer of immediately available funds:

           A.  One Million ($1,000,000) Dollars on the Closing Date;

           B. One Million ($1,000,000) Dollars ("Contingent Payment") upon the satisfaction of each of the following conditions:

                      1. The Medical Loss Ratio on the Assumed Policies ("MLR") as calculated in accordance with paragraph D of this Article on the first anniversary of the Effective Date must be less than ninety percent (90%); and

                      2. Not less than eighty percent (80%) of the members enrolled under the Assumed Policies as of the Effective Date are enrolled under the Assumed Policies or other policies issued by the Assuming Company and in force on the first anniversary of the Effective Date.

           Provided, however, if the condition specified in paragraph B.1. above is satisfied but the condition specified in paragraph B.2. is not satisfied, the Contingent Payment shall be prorated based upon the percentage of the measure specified in B.2 that has been achieved. For example, if the condition specified in Section IV.B.1. is met but only sixty percent (60%) of the members are enrolled under the Assumed Policies or other policies issued by the Assuming Company at that time, the Ceding Company shall be entitled to seventy-five percent (75%) of the Contingent Payment ($750,000).

           C. In the event that the MLR is ninety percent (90%) or greater on the first anniversary of the Effective Date, the Contingent Payment will be paid on the second anniversary of the Effective Date upon the satisfaction of each of the following conditions:

                      1. The MLR for the Assumed Policies for the twenty-four months from the Effective Date is less than ninety percent (90%); and

                      2. Not less than eighty percent (80%) of the members enrolled under the Assumed Policies as of the Effective Date are enrolled under the

                          Assumed Policies or other policies issued by the Assuming Company and in force on the second anniversary of the Effective Date.

           Provided, however, if the condition specified in paragraph C.1. above is satisfied but the condition specified in paragraph C.2. is not satisfied, the Contingent Payment shall be prorated based upon the percentage of the measure specified in C.2 that has been achieved. For example, if Section IV.C. is applicable and the condition specified in Section IV.C.1. is met but only sixty percent (60%) of the members are enrolled under the Assumed Policies or other policies issued by the Assuming Company at that time, the Ceding Company shall be entitled to seventy-five percent (75%) of the Contingent Payment ($750,000).

           D. Calculation of the MLR shall take place 120 days after the fiscal year end of the Effective Date, using premium earned from June 1, 2000, through May 31, 2001, ("Earned Premium") and claims incurred between June 1, 2000, and May 31, 2001, and settled between June 1, 2000, and September 30, 2001, (a 120 day run-out period) ("Incurred Claims"). The MLR is equal to the dollar amount of the Incurred Claims divided by the dollar amount of the Earned Premium. Claims incurred after May 31, 2001, and settled before September 30, 2001, will not be included in the calculation. Payment of the Contingent Payment for the first year, if applicable, shall be made as soon as reasonably possible after the calculation of the MLR, but no later than November 30, 2001. If Section IV.C. is applicable, the MLR will be calculated based on premium earned from June 1, 2000, through May 31, 2002, and claims incurred between June 1, 2000, and May 31, 2002, and settled between June 1, 2000, and September 30, 2002. Payment of the Contingent Payment after the second anniversary of the Effective Date, if applicable, shall be made as soon as reasonably possible after the calculation of the MLR, but no later than November 30, 2002. Assuming Company and UWIC shall maintain records of the Assumed Policies in such a manner as to perform the MLR calculations and to measure enrollment as provided in Section IV.C.2. and shall provide Ceding Company with all calculations of MLR and the detail, assumptions, reports and all other materials used to prepare such calculation and measure enrollment. Ceding Company shall have upon reasonable notice the right to review and examine records reasonably related to such calculations. Any dispute among the parties in regard to this Article shall be resolved in the manner prescribed by Article IX of this Agreement.

                             V.  PREMIUM AND REVENUE

           A. As consideration for the assumption hereunder, the Ceding Company shall pay the Assuming Company cash equal to the unearned premium reserves and premium paid in advance for the Assumed Policies as of the Effective Date (the "Premium"). Ceding Company shall also transfer accounts receivable relating to the Assumed Polices and cash not yet reconciled to a specific account related to the Assumed Policies for the period after 12/31/1999. If an accounts receivable transferred related to the period prior to the Effective Date is deemed uncollectable, the Ceding Company will reimburse the Assuming Company for such write off. The Assuming Company shall also be entitled to any premium earned for the Assumed Policies which relates to time periods following the Effective Date ("Post-Effective Date Premium"). In the event that the Ceding Company collects or receives any Post-

Effective Date Premium, the Ceding Company shall remit such premium to the Assuming Company in the mutually agreed upon schedule. During the period of time between the Effective Date and the Administration Transfer Date, Ceding Company will continue to bill and collect Post-Effective Date Premium in the ordinary course and will regularly transfer the collected funds to an account designated by Assuming Company. The Assuming Company will reimburse the Ceding Company for any commissions paid prior to the Effective Date which relate to Post-Effective Date Premiums.

           B. Ceding Company shall provide Assuming Company with all calculations of Post-Effective Date Premium and Premium and the detail, assumptions, reports and all other materials used by Ceding Company in preparation of such calculations. Any dispute among the parties in regard to the amounts of Post-Effective Date Premium and Premium shall be resolved in the manner prescribed by Article IX of this Agreement.

                     VI.  ADMINISTRATION AND LOSS SETTLEMENT

A. After the Closing Date, the Ceding Company and the Assuming Company will continue to use mutual best efforts to transition the administration of the Assumed Policies to the Assuming Company as of the Administration Transfer Date in an efficient and cost-effective manner with the least customer disruption. Between the Effective Date and the Administration Transfer Date, the Ceding Company will continue administration of the Assumed Policies in accordance with the terms of this Agreement.

                      1. Administration of the Assumed Policies means, without limitation: policyholder and member services; billing and collection of premiums; distribution of required reports to policyholder and members; issuance of Form 1099s to agencies and providers; processing and payment of claims; determination and calculation of reserves for the Assumed Policies; calculation and payment of agent commissions; member communications; customer service, and other services associated with the administration of the Assumed Policies.

                      2. Ceding Company will notify Assuming Company of the claims settled for health care and pharmacy benefits with a Loss Incurred date on or after the Effective Date on a weekly basis or such other regular time as the parties determine and Assuming Company will wire funds within 2 business days to pay Ceding Company for the benefit expense of the settled claims. If a claim incurred between the Effective Date and the Administration Transfer Date exceeds or, in the judgement of the Ceding Company, appears likely to exceed $50,000 in amount, the Ceding
                          Company shall consult with the Assuming Company and obtain approval prior to approving or denying the claim. In addition, from June 1, 2000, through the Administration Transfer Date if such date is on or prior to October 1, 2000, Assuming Company shall pay Ceding Company on a monthly basis for the administration of the Assumed Policies on the basis of eight percent (8%) of the Post-Effective
                                 Date Premium. In the event the Administration Transfer Date is November 1, 2000, or later, then effective November 1, 2000, the percentage payment amount will increase to 9% of Post-Effective Date Premium.

                      3. Ceding Company will provide Assuming Company with financial reports and journal entries as reasonably necessary after each month end in connection with the services provided prior to the Administration Transfer Date.

                      4. Ceding Company will process commission payments and request payment from Assuming Company on a monthly basis in connection with the services provided prior to the Administration Transfer Date.

                      5. The Ceding Company will incur expenses such as provider network access fees and other reasonable miscellaneous expenses necessary to administer the Assumed Policies. The Ceding Company will provide supporting documentation and request payment on a monthly basis in connection with the services provided prior to the Administration Transfer Date.

                      6. Beginning with the period eighteen (18) days prior to the Administration Transfer Date, which date shall be referred to as the "Cut Over Date," Ceding Company will cease claims and membership entry and will forward all claims it receives to Assuming Company for entry and adjudication by Assuming Company. Ceding Company will use its best efforts to complete the processing with respect to claims and adjustments submitted to Ceding Company for payment prior to the Cut Over Date.

                      7. Pharmacy claims with a Loss Incurred Date prior to the Administration Transfer Date shall be administered by the Ceding Company.

           B. Claims with a Loss Incurred Date on or after January 1, 2000, and prior to the Effective Date that are submitted to Assuming Company for payment on or after the Cut Over Date are herein referred to as "Run Out Claims." Assuming Company will provide administration for all such Run Out Claims in accordance with this Agreement and administration services shall mean those services specified in paragraph A.1 of this Article.

                      1. On a monthly basis the Assuming Company will notify and provide agreed upon reporting to the Ceding Company for the actual benefit or claims expense paid by Assuming Company on the Run Out Claims (the "Settled Claims Amount"). Ceding Company will wire funds within 2 business days to pay Assuming Company for the Settled Claims Amount. If an incurred Run Out Claim exceeds or, in the judgement of the Assuming Company, appears likely to exceed $50,000 in amount, the

                                 Assuming Company will consult with and obtain Ceding Company approval prior to approving or denying the claim.

                      2. In addition, Ceding Company will pay Assuming Company on a monthly basis for the administrative cost of administering the Run Out Claims at the rate of $12.00 per Claim Transaction for Facility services and $9.00 per Claim Transaction for Professional services. "Claim Transaction" means any transaction for which a control number has been assigned for processing through the Assuming Company's claims system and that is processed to a final disposition status including payment, non-payment, partial payment, and payments attributed toward deductibles. A Claim Transaction for Professional services shall not exceed ten (10) input lines, and a Claim Transaction for Facility services shall not exceed twenty (20) input lines. Each additional segment of ten (10) input lines or less in the case of Professional services, or twenty (20) input lines or less in the case of Facility services counts as an additional Claim Transaction. Claim Transaction shall not mean any transaction resulting from error identification and correction, from adjustments due to utilization review or other coverage information, from duplicate submissions by health care providers, or from retroactive benefit adjustments.

                      3. The Assuming Company will process and report to the Ceding Company on a monthly basis any retroactive premium and commission activity for periods prior to the Effective Date.

                      4. Run Out Claims will not include pharmacy benefit claims with a Loss Incurred Date prior to the Administration Transfer Date and Ceding Company will provide administration for such claims.

           C. With respect to claims with a Loss Incurred date prior to January 1, 2000, that are submitted for payment on or after the Cut Over Date, Ceding Company will be responsible for settling such claims.

           D. Assuming Company shall be responsible for creating and mailing all Assumption Certificates to policyholders and will provide Ceding Company with the reasonable advance opportunity for review and approval of Assumption Certificates and other policyholder communications related to the assumption of the Assumed Policies. Assumption Certificates shall be provided to policyholders in advance of the Administration Transfer Date.

           E. Within 25 days following the end of each calendar quarter, the Assuming Company shall provide the Ceding Company with the information needed by the Ceding Company to prepare its statutory financial statements. The form of the report and the information to be provided shall be as the Ceding Company shall reasonably request for the purpose of completing such statutory financial statements.

           F. Assuming Company will provide technical expertise and resources necessary to transfer the administration of the Assumed Policies and specifically to map the membership and claims data for the Assumed Policies to Assuming Company's membership and claims system formats. Assuming Company will determine, with advice and consultation from Ceding Company, the timing and calendar of all transfer of administration steps required for a successful and smooth transition. Ceding Company will cooperate and assist with the technical work required to transfer the administration of the Assumed Policies, will provide necessary data in its standard formats and procedures as reasonably requested, and will dedicate the necessary personnel and resources to respond to such requests in a timely and effective manner.

                      1. Without assessment of additional fees or charges to Assuming Company, Ceding Company shall provide to Assuming Company electronic data files, or hardcopy or microfilm records if electronic records are unavailable, as reasonably requested on the following matters related to the Assumed Policies: membership history, accumulators, pre-certification/pre-authorization, case management, claim history, inquiry history, COB and any corresponding information reasonably and necessarily required for Assuming Company to adjudicate claims, process membership, and bill premium accurately. If Assuming Company requests data or technical assistance not typically and customarily furnished by a ceding company to an assuming company in transactions of this kind, Ceding Company will estimate the cost of providing such data or assistance and advise Assuming Company of the cost prior to furnishing the data or assistance. Assuming Company will then promptly notify Ceding Company whether to proceed with providing the data or assistance and will pay Ceding Company the cost of such data or assistance.

                      2. Except as specified in paragraph 1 above, each party will bear its own expenses and costs in connection with the transfer of the administration of the Assumed Policies under this Agreement.

           G. Ceding Company shall provide designated employees of Assuming Company in Madison, Wisconsin, with read only access to certain membership and claims systems known as RTMS and NRBS maintained by Ceding Company in connection with the Assumed Policies for a period of no longer than eight (8) months following the Administration Transfer Date. Such employees shall agree to maintain the security and confidentiality of all information contained in RTMS and NRBS and to abide by Ceding Company's policies and requirements with regard to access, passwords, and use of such information.

                      1. All information to which Assuming Company or its designated employees have access to shall be deemed confidential information. Assuming Company agrees to maintain the confidentiality of such information in accordance with Federal and state laws. In the absence of any such provisions, Assuming Company agrees to use the same means to protect the confidential information as it uses to protect confidential information in its own trade or business, but in any event shall at least use reasonable means to protect the confidential information. Assuming Company agrees that it shall only access that information which it has a legitimate business need to know. Assuming Company understands and shall make any individuals who are also provided confidential information obtained through such access aware that this information may be subject to the confidentiality standards set forth under state or Federal law and that improper disclosure of such information to anyone who does not have a legitimate business need to know the information, may subject Assuming Company or other individuals with access to the confidential information to criminal penalties.

                      2. During the first five (5) months of access, Ceding Company will not charge Assuming Company for access. For every month thereafter during which access is continued, Assuming Company will pay Ceding Company $1,000 per month for access as herein specified. At the conclusion of the eight-month period all access shall be discontinued and Assuming Company shall return all property of Ceding Company and delete all access from its computers.

                       VII. EXTRA CONTRACTUAL OBLIGATIONS

           A. The Assuming Company shall reinsure the Ceding Company for one hundred percent (100%) of the Ceding Company's Extra Contractual Obligation losses arising out of actions taken by or on behalf of the Assuming Company with respect to the Assumed Policies. Such losses are defined as those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim on business covered hereunder after the Effective Date.

           B. The date on which any Extra Contractual Obligation is incurred by the Ceding Company shall be deemed, in all circumstances, to be the date of the act (or, with respect to a series of related acts, the first such act) giving rise to such Extra Contractual Obligation.

                        VIII. DATA AND ACCESS TO RECORDS

           Ceding Company shall provide and transfer to Assuming Company electronic data files, paper copy and microfilm records, as reasonably necessary and required and as requested by Assuming Company in connection with the Assumed Policies. Upon reasonable notice, both the Assuming Company and the Ceding Company shall be entitled to reasonable access to the books and records of the other party at any reasonable time and may make copies of the same, but only to the extent such materials pertain to the Assumed Policies reinsured under this

Agreement. Each party will pay its own expenses associated with any such review of the books and records.

                             IX. DISPUTE RESOLUTION

           A. Any dispute or other matter in question between the Ceding Company and the Assuming Company arising out of or relating to the formation, interpretation, performance, or breach of this Agreement, whether such dispute arises before or after termination of this Agreement, shall first be submitted to the Chief Executive Officers or his designee of each party, who shall undertake good faith efforts with the other party to resolve such dispute. If such dispute cannot be resolved through such efforts and negotiation, either party may request the other party to participate in non-binding mediation. If the other party refuses to participate in mediation or if the dispute is not settled by mediation, the dispute shall be settled by arbitration. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other.

           B. Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either party refuses or neglects to appoint an arbitrator within sixty (60) days of receipt of a written notice of demand for arbitration, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty (60) days of their appointment, each of the arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The third arbitrator shall then be chosen from the remaining two nominations by drawing lots. The arbitrators shall not have a personal or financial interest in the result of the arbitration.

           C. The arbitration hearings shall be held at such place as may be mutually agreed. Each party shall submit its case to the arbitrators within sixty (60) days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by the state law of the situs of the arbitration as herein agreed; they shall make their decisions according to the practice of the insurance business. The decision rendered by a majority of the arbitrators shall be final and binding on both parties. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute that either party may have against the other. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

           D. Each side shall pay (1) the fee and expenses of its own arbitrator, (2) one-half of the fee and expenses of the third arbitrator and
(3) one-half of the other expenses that the parties jointly incur directly related to the arbitration proceeding. Other than as set forth above, each Party shall bear its own costs in connection with any such arbitration including, without limitation, (4) all legal, accounting, and other professional fees and expenses and (5) all other costs and expenses each party incurs to prepare for such arbitration.

           E. Except as provided above, arbitration shall be based, insofar as applicable, upon the Commercial Arbitration Rules of the American Arbitration Association.

                                 X. SUBROGATION

           In the event of the payment of any loss by the Assuming Company under this Agreement, the Assuming Company shall be subrogated, to the extent of such payment, to all of the rights of the Ceding Company against any person or entity legally responsible for the loss. The Assuming Company is hereby authorized and empowered to bring any appropriate action in its own name, or in the name of the Ceding Company with prior written notice to the Ceding Company, to enforce such rights.

                             XI. ERRORS OR OMISSIONS

           Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder will not relieve either party from any liability that would otherwise have attached had such delay, error or omission not occurred. Regardless, the responsible party will rectify each such delay, error or omission as promptly as practicable after discovery.

                           XII. HONORABLE UNDERTAKING

           This Agreement shall be construed as an honorable undertaking between the parties hereto not to be defeated by technical legal constructions, it being the intention of this Agreement that the fortunes of the Assuming Company shall in all cases follow the fortunes of the Ceding Company.

                            XIII. REGULATORY APPROVAL

           The consummation of this Agreement and the transactions contemplated hereby are contingent upon the receipt of any necessary approvals of insurance regulatory authorities pursuant to all applicable insurance laws and upon the receipt of all necessary approvals by any other governmental or regulatory authority whose approval is required by law. The Ceding Company and the Assuming Company shall take all steps necessary to obtain any requisite regulatory approval of this Agreement and the transaction described herein.

                                 XIV. INSOLVENCY

           A. In the event of the insolvency of the Ceding Company and the appointment of a liquidator, receiver, conservator or statutory successor, amounts due from Assuming Company shall be payable by the Assuming Company immediately upon demand, with reasonable provision for verification, on the basis of the liability of the Ceding Company as a result of claims allowed against the Ceding Company by any court of competent jurisdiction or any liquidator, receiver, conservator or statutory successor having authority to allow such claims, without diminution because of such insolvency or because such liquidator, receiver, conservator or statutory successor has failed to pay all or a portion of any claims.

           B. Payments by the Assuming Company as above set forth shall be made directly to the Ceding Company or to its liquidator, receiver, conservator or statutory successor, except (1) where this Agreement specifies another payee in the event of the insolvency of the Ceding Company, or (2) the Assuming Company with the consent of the direct insureds has assumed such policy obligations of the Ceding Company as its direct obligations to the payees under such Assumed Policies, in substitution for the obligations of the Ceding Company to such payees.

           C. In the event of the insolvency of the Ceding Company, the liquidator, receiver, conservator or statutory successor of the Ceding Company shall give written notice to the Assuming Company of the pendency of a claim against the insolvent Ceding Company on the Assumed Policies within a reasonable time after such claim is filed in the insolvency proceeding and during the pendency of such claim the Assuming Company may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Assuming Company shall be chargeable subject to court approval against the insolvent Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Assuming Company.

           D. Where two or more assuming companies are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.

           E. It is understood and agreed that any debts or credits, liquidated or unliquidated, in favor of or against either party on the date of the entry of the receivership or liquidation order, are deemed mutual debts or credits, as the case may be, and shall be set off and the balance only shall be allowed or paid. Although such claim, if any, on the part of either party against the other may be unliquidated or undetermined in amount on the date of the entry of the receivership or liquidation order, such claim, if any, is hereby deemed to be in existence as of such date. Any credits or claims then in existence and held by the other party may be offset against it.

                               XV. INDEMNIFICATION

           A. The Assuming Company will indemnify the Ceding Company and hold the Ceding Company harmless from and against any and all losses, liabilities, fees, costs, expenses, or damages, including without limitation reasonable attorneys' fees, arising under or relating to (1) any breach by the Assuming Company of its obligations hereunder, or (2) any act, delay, error, or omission of the Assuming Company or its agents in administering or servicing any of the Assumed Policies. The Assuming Company will also indemnify the Ceding Company and hold the Ceding Company harmless from and against any and all losses, fees, costs, expenses, or damages, including without limitation reasonable attorneys' fees, arising with respect to Losses Incurred, events occurring or actions taken after the Effective Date with respect to the Assumed Policies, other than losses, liabilities, fees, costs, expenses, or damages, including without limitation reasonable attorneys' fees incurred by reason of Ceding Company's breach of its obligations to administer the Assumed Policies under Article VI prior to the Administration Transfer Date.

           B. The Ceding Company will indemnify the Assuming Company and hold the Assuming Company harmless from and against any and all losses, liabilities, fees, costs, expenses, or damages, including without limitation reasonable attorneys' fees, arising under or relating to (1) any breach by the Ceding Company of its obligations hereunder, or (2) any act, delay, error, or omission of the Ceding Company or its agents in administering or servicing any of the Assumed Policies. The Ceding Company will also indemnify the Assuming Company and hold the Assuming Company harmless from and against any and all losses, fees, costs, expenses, or damages, including without limitation reasonable attorneys' fees, arising with respect to Losses Incurred, events occurring or actions taken prior to the Effective Date with respect to the Assumed Policies.

                             XVI. SPECIAL CONDITIONS

           A. RATE CHANGES. Assuming Company shall establish with Ceding Company mutually agreed upon target loss ratios by market segment with respect to any rate increases which occur after the Effective Date until the earlier of (i) receipt by Ceding Company of the Contingent Payment; or (ii) two years from the Effective Date.

           B. EMPLOYEES. On the Administration Transfer Date Wellmark, Inc. ("Wellmark") will terminate the employment of the six Wisconsin resident employees listed on Schedule XVI.B. who administer the Assumed Policies, and Assuming Company will offer similar employment to all such persons at wages not less than the wages or applicable salary paid by Wellmark to each such person on the Effective Date. Wellmark will pay such persons accrued but unused vacation or alternatively, will pay Assuming Company an amount equal to vacation benefits accrued but unused and Assuming Company will carry over the accrued vacation. Assuming Company has provided such persons with a summary of the employee benefits to be made available to them as employees of Assuming Company. This provision shall not in any manner be construed as granting any Wellmark employee hired by Assuming

Company a contract or assurance of continued employment with Assuming Company. All Wellmark employees hired by Assuming Company will, unless otherwise expressly agreed by Assuming Company in writing, be employed at will, which means either the employee or Assuming Company may terminate the employment relationship with or without cause and without advance notice.

           C. OFFICE SPACE/EQUIPMENT. On the Administration Transfer Date, Wellmark will assign or transfer to Assuming Company the lease for the office space located at 1212 Deming Way, Madison, Wisconsin, and Assuming Company will assume the obligations under the lease. On the Effective Date, Wellmark will sell to Assuming Company for $500.00 the office equipment, computers, and furniture in the Madison office as more fully described in Schedule XVI.C.

           D. PENDING LITIGATION. Upon the satisfaction of all terms and conditions of this Agreement, at the Closing Date, Assuming Company shall dismiss with prejudice as to all parties Case No. 98-CV-1628 ("Pending Litigation") pending in the Circuit Court of Dane County Wisconsin with each party to bear its own costs.

           E. COMPETITION. Ceding Company shall not for a period of three (3) years from the Effective Date, sell or offer to sell in Wisconsin health insurance or dental insurance to the policyholders or members associated with the Assumed Policies.

                              XVII. REPRESENTATIONS

           A. Ceding Company is an Iowa insurance company duly organized, validly existing, and authorized to conduct its business in the state of Wisconsin as now conducted, and to enter into and carry out the terms and conditions of this Agreement. The forms of Assumed Policies including certificates and master policies have been reviewed by regulatory counsel familiar with Wisconsin insurance law, certified by counsel or an officer of the Ceding Company to be in compliance with Wisconsin insurance law, and submitted to and approved by, to the extent applicable, the Wisconsin Office of the Commissioner of Insurance. Ceding Company will assist Assuming Company with the preparation and issuance of amendments necessary to reflect recent benefit changes required by law, including identifying which amendments are appropriate for each class of business, and if requested will assist with the filing of such amendments.

           B. Assuming Company is a Wisconsin insurance company duly organized, validly existing, and authorized to conduct its business in the state of Wisconsin as now conducted, and to enter into and carry out the terms and conditions of this Agreement.

                         XVIII. MISCELLANEOUS PROVISIONS

           A. AMENDMENTS. This Agreement may only be amended by mutual consent of the parties expressed in a written addendum; and such addendum, when executed by both parties, shall be deemed to be an integral part of this Agreement and binding on the parties hereto.

           B. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and bind the Ceding Company and its successors and assigns and the Assuming Company and its successors and assigns. Neither this Agreement nor any right hereunder nor any part hereof may be assigned by any party hereto without the prior written consent of the other party hereto, except with respect to the administration of the Assumed Policies. Prior to any such assignment, the consent of all necessary regulatory authorities must be obtained if required by law.

           C. NO THIRD PARTY BENEFICIARIES. This Agreement is only for the benefit of the Ceding Company and the Assuming Company and does not confer any right, benefit, or privilege upon any person or entity not a party to this Agreement.

           D. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Wisconsin (without giving effect to principles of conflicts of laws) applicable to a contract executed and to be performed in such state.

           E. ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between, and contains the sole and entire agreement between the Ceding Company and the Assuming Company with respect to the subject matter hereof.

           F. HEADINGS, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (1) words of any gender will be deemed to include each other gender, (2) words using the singular or plural number will also include the plural or singular number, respectively, (3) the terms hereof, herein, hereby, and derivative or similar words will refer to this entire Agreement, and (4) the conjunction "or" will denote any one or more, or any combination or all, of the specified items or matters involved in the respective list.

           G. WAIVER. The failure of either party hereto at any time to enforce any provision of this Agreement shall not be construed as a waiver of that provision and shall not affect the right of either party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

           H. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (1) such provision will be fully severable, (2) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (3) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (4) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement, a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

           I. NOTICES. Any notice or communication given pursuant to this Agreement must be in writing and will be deemed to have been duly given if mailed (by registered or certified mail, postage prepaid, return receipt requested), or if transmitted by facsimile, or if delivered by courier, as follows:

To the Assuming Company:    Blue Cross Blue & Shield United of Wisconsin
                            401 West Michigan St., #C10 Legal
                            Milwaukee, WI 53203
                            Attn: Stephen E. Bablitch, Vice President and
                            General Counsel

If to Ceding Company        Wellmark Community Insurance, Inc.
or to Wellmark:             636 Grand Avenue
                            Des Moines, Iowa 50309-2565
                            Attn: F. Joseph Du Bray, Secretary and General
                            Counsel
                            Fax (515) 245-5090

                     All notices and other communications required or permitted under this Agreement that are addressed as provided in this paragraph will, whether sent by mail, facsimile, or courier, be deemed given upon the first business day after actual delivery to the party to whom such notice or other communication is sent (as evidenced by the return receipt or shipping invoice signed by a representative of such party or by the facsimile confirmation). Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

           J. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

           K. EXPENSES. Each party is responsible for their own expenses, including attorneys' fees incurred in connection with the transaction contemplated by this Agreement, except as specified in Article VI, Administration and Loss Settlement.

           L. ASSUMING COMPANY. Reference in this Agreement to the Assuming Company shall mean United Wisconsin Insurance Company as to the Medicare Supplement Insurance Policies assumed hereunder and Blue Cross & Blue Shield United of Wisconsin as to all of the other Assumed Policies such that United Wisconsin Insurance Company shall have no liability with respect to any of the Assumed Policies other than Medicare Supplement Insurance Policies and Blue Cross & Blue Shield United of Wisconsin shall have no liability under this Agreement with respect to Medicare Supplement Insurance Policies assumed hereunder.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

WELLMARK COMMUNITY INSURANCE, INC.

By:     /s/ David N. Southwell
   ------------------------------------
        David N. Southwell
Title:  Treasurer and Director

WELLMARK, INC.

By:     /s/ David N. Southwell
   ------------------------------------
        David N. Southwell
Title:  Group Vice President and Financial Officer

BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

By:     /s/ Joseph P. Decker
   ------------------------------------
        Joseph P. Decker
Title:  Regional Vice President

UNITED WISCONSIN INSURANCE COMPANY

By:     /s/ Thomas E. Liechty
   ------------------------------------
        Thomas E. Liechty
Title:  President

                                  SCHEDULE I.B.
                                ASSUMED POLICIES

            1. Group health and dental insurance policies issued to the Wisconsin Farm Bureau Federation;
                 including the Master Policy/Agreement effective
                 February 1, 1995.

            2. Group health insurance policies covering members of the Rural Mutual home office, agents, and board of directors groups.

            3.   Small employer group health and dental insurance policies.

            4.   Conversion policies issued under the above.

            5. Individual plans reported under the Wisconsin Farm Bureau Member Health Plan.

            6.   Medicare Supplement insurance policies.

                                 SCHEDULE XVI.B.
                                    EMPLOYEES

           Employee Name

           Betty Albertson
           Julie Anderson
           Carol Paulson
           Clovious Morgan
           Janice Shehan
           Allyson Waite

                                 SCHEDULE XVI.C.
                                OFFICE EQUIPMENT

7 Compaq Deskpro 2000 Computers with monitors and printers

Office Furniture for six people

Fax machine

Telephones

Copier

File cabinets

Refrigerator